Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
172 East Main Street	Contact: Ron Lataille
Georgetown MA 01833 USA	978-352-2200

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q1 Results

Georgetown, Mass., May 5, 2015.  UFP Technologies, Inc.  (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $1.7 million or $0.23 per diluted common share outstanding for its first quarter ended March 31, 2015, as compared to net income of $2.1 million or $0.29 per diluted common share outstanding for the same period in 2014. Sales for the first quarter were $34.0 million, as compared to first quarter 2014 sales of $34.6 million.

“I am pleased with our continued progress in the first quarter,” said R. Jeffrey Bailly, President & CEO.  “Although most of our target markets had a slow start, sales to our largest one, the Medical market, rose by 13%. Overall, revenue and profit trends were positive throughout the quarter, with each month generating solid improvements.”

“We are also making excellent operational progress,” Bailly continued.  “Our Texas plant startup is proceeding very well, with a crew staffed and trained to support round-the-clock production.  Although molded fiber plant startups are typically costly and time-consuming, our Texas fiber operation was already profitable by the end of Q1.”

“In addition, we are making great progress with our footprint optimization strategy,” Bailly added.  “Our completed Midwest and West Coast consolidations are generating improved results, and our Northeast consolidation is underway. We are renovating our newly acquired 137,000-square-foot facility in Massachusetts, where we plan to combine our current New Jersey operation with most of our Massachusetts operations by year-end. We expect the efficiency gains and cost savings to be significant.”

“Our pipeline of new opportunities is also improving, and we are converting more of them into orders,” Bailly said. “With all these developments, plus our continuing initiatives to increase efficiency, I am very optimistic about our future.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, composites and natural fiber products, principally serving the medical, automotive, consumer, electronics, industrial and aerospace and defense markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, without limitation, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, including the molded fiber, medical, military and automotive markets, anticipated advantages relating to the Company’s decisions to consolidate its Midwest, California and Northeast facilities and the expected costs savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, including the development of and investments in its molded fiber product lines, anticipated advantages the Company expects to realize as a result of its new enterprise resource planning software system, expectations regarding the manufacturing capacity and efficiencies of the Company’s new production equipment, statements about the Company’s acquisition opportunities and strategies, its participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, and risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statement of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net sales	$33,977	$34,609
Cost of sales	25,339	25,432
Gross profit	8,638	9,177
SG&A	6,024	5,892
Restructuring costs	78	90
Gain on sale of fixed assets	(31)	—
Operating income	2,567	3,195
Interest expense	24	22
Income before income taxes	2,543	3,173
Income taxes	890	1,111
Net income from consolidated operations	$1,653	$2,062

Net income per share outstanding	$0.23	$0.30
Net income per diluted share outstanding	$0.23	$0.29

Weighted average shares outstanding	7,076	6,972
Weighted average diluted shares outstanding	7,193	7,148

Consolidated Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets:
Cash	$24,392	$34,052
Receivables	18,223	16,470
Inventories	12,925	12,893
Other current assets	5,789	4,998
Net property, plant, and equipment	42,291	34,843
Other assets	10,406	10,434
Total assets	$114,026	$113,690
Liabilities and equity:
Short-term debt	$998	$993
Accounts payable	4,336	5,398
Other current liabilities	4,502	5,222
Long-term debt	1,621	1,873
Other liabilities	5,482	5,212
Total liabilities	16,939	18,698
Total equity	97,087	94,992
Total liabilities and stockholders’ equity	$114,026	$113,690